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                                                                   Exhibit 10.53

                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into this 1st day of August, 1997, between FLOWSERVE CORPORATION ("Company") and Bernard G. Rethore ("Executive").

                                   BACKGROUND
                                   ----------

         A. Executive is currently employed by BW/IP, Inc., as its Chief Executive Officer.

         B. A subsidiary of Company and BW/IP, Inc. are to merge pursuant to an Agreement and Plan of Merger dated as of May 7, 1997 ("Merger Agreement").

         C. The Company wishes to assure that it will have the Executive's services and dedication after the Merger.

         D. The Executive wishes to serve Company after the Merger as provided in this Agreement.

                                   AGREEMENT
                                   ---------

         In consideration of the premises, and for other valuable consideration, it is agreed as follows:

         1. GENERAL AGREEMENT. The company agrees to employ the Executive, and the Executive agrees to accept employment with the Company, as provided in this Agreement for the period beginning on the Effective Date and ending on the fifth anniversary of the Effective Date.

         2. DEFINITIONS. For purposes of this Agreement, the following terms, when capitalized, shall have the meanings specified below:

                  (a) "Accrued Compensation" means the sum of (i) the Executive's annual base salary through the date his employment terminates to the extent not previously paid and (ii) the Executive's Historical Bonus multiplied by a fraction, the numerator of which is the number of complete months in the fiscal year of termination that precede the Executive's termination and the denominator of which is twelve.


                  (b)      "Board" means the Company's Board of Directors.

                  (c) "Board Chairman" means Chairman of the Company's Board of Directors.

                  (d) "Cause" means (i) the Executive's continuing substantial failure to perform his duties for the Company (other than as a result of incapacity due to mental or physical illness) after a written demand is delivered to the Executive by the Board; (ii) the

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     Executive's wilful engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; (iii) the Executive's conviction of a felony or his plea of guilty or nolo contendere to a felony, or (iv) the Executive's wilful and material breach of the confidentiality portion of this Agreement. "Cause" shall be determined as provided in Paragraph 8(e).

        (e) "Disability" and "Disabled" refer to the Executive's failure to perform his duties with the Company on a full-time basis for 180 consecutive days, if an independent physician selected by the Company or
     its insurers and   acceptable to the Executive (or, in the case of
     Executive's incapacity, his legal representative) finds that such failure has resulted from the Executive's inability to perform such duties because of his physical or mental incapacity.

        (f) "Effective Date" means the Effective Time of the Merger (as defined in the Merger Agreement).

        (g) "Employment Term" means the period beginning on the Effective Date and ending on the fifth anniversary of the Effective Date.

        (h) "First Employment Period" means the period beginning on the Effective Date and ending on the earlier of (i) the Board's acceptance of the Executive's resignation as Chairman, Chief Executive Officer, and director in accordance with Paragraph 3 or (ii) the fifth anniversary of the Effective Date.

        (i) "Good Reason" means, during the First Employment Period, (i) the Company's removal of the Executive from his position as Board Chairman or Chief Executive Officer, (ii) the Company's (A) assignment of duties to the Executive that are materially inconsistent with his position as Board Chairman or Chief Executive Officer, or (B) actions resulting in a material diminution of the Executive's position or duties, (iii) the Company's material failure to comply with any provision of this Agreement,
     (iv) the Company requiring the Executive to relocate his primary residence from Phoenix, Arizona or to maintain his principal office more than 35 miles from DFW Airport, Dallas, Texas, and (v) the Company's termination of the Executive's employment, other than as permitted by this Agreement. "Good Reason" shall be determined as provided in Paragraph 8(c).

        (j) "Historical Bonus" means, for the fiscal year in which the Executive's employment terminates, the Executive's highest annual bonus for the two fiscal years preceding termination, reduced by any annual bonus previously paid to him for the fiscal year of termination.

        (k) "Other Benefit" means any accrued compensation or benefit of the Executive other than Accrued Compensation that is payable on or after termination of employment

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     under a plan, policy, or program of the Company. In case of the
     Executive's death before the end of the Employment Term, "Other Benefit" shall include a special death benefit equal to 36 months of the Executive's base salary at the rate in effect on the date of his death, which benefit shall be reduced by the death benefit payable with respect to the Executive under any life insurance program of the Company. In the case of the Executive's termination of employment on account of Disability, "Other Benefit" shall include a salary continuation payment until the fifth anniversary of the Effective Date, equal to 70% of the Executive's base salary at the time he terminated employment on account of Disability, reduced by any disability payments made to the Executive for such period from another disability plan or program of the Company or Social Security.

        (l) "Second Employment Period" means the period beginning with the end of the First Employment Period and ending on the fifth anniversary of the Effective Date.

        (m) "Willful" means that the Executive has acted, or failed to act, in bad faith or without reasonable belief that his act or omission was in the Company's best interest. For purposes of the preceding sentence, any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and pursuant to his belief that it is in the best interests of the Company.

        (n) "Welfare Benefit Plan" has the meaning given to such term by 29 U.S.C. Section 1002(l).

        3. EXECUTIVE'S POSITION AND DUTIES DURING FIRST EMPLOYMENT PERIOD. During the First Employment Period, the Executive shall serve as the Company's Chief Executive Officer and Board Chairman with general responsibility for and control of the Company's business and affairs, all in accordance with the provisions of this paragraph. The Executive shall have such authority, duties, and responsibilities as are commensurate with his position and as may be assigned to him from time to time by the Board. The Executive shall serve the Company diligently and faithfully, devoting substantially all of his time and attention during normal business hours to the business and affairs of the Company and to the faithful performance of his duties. The Executive shall not perform any other services for remuneration, unless the performance of such services is approved by the Board as being in the best interests of the Company; provided, however, the Executive may continue as a board member of Maytag Corporation and/or Belden, Inc. The Executive shall not engage in any activity that substantially interferes with the performance of his responsibilities to the Company. For purposes of this paragraph, the Executive's service as a director of Phoenix Country Day School and Thunderbird Graduate School shall be permitted. The Executive's performance as a director of any other not-for-profit organization shall be subject to the approval of the Board, which approval shall not be unreasonably withheld. The Company shall use its best efforts to cause the Executive to be elected as a director of the Company and to remain as such throughout the first Employment

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Period. On the third anniversary of the Effective Date, the Executive shall tender to the Board his resignation as Board Chairman, Chief Executive Officer, and director. If the Board accepts the Executive's resignation, the First Employment Period shall end. If the Board does not accept the Executive's resignation, the first Employment Period shall continue until the earlier of
(i) the Board's acceptance of the Executive's resignation or (ii) the fifth anniversary of the Effective Date.

     4. EXECUTIVE'S POSITION AND DUTIES DURING SECOND EMPLOYMENT PERIOD. During the Second Employment Period, the Executive shall serve as consultant to the Board and shall provide such consulting and advisory services as may be reasonably requested by the Board, to the extent consistent with the Executive's other obligations. The Executive shall make himself available for consultation with the Board at times mutually agreeable to the Board and the Company, provided that the Executive shall not be required to perform services at the Company's headquarters.

     5. EXECUTIVE'S COMPENSATION AS CHAIRMAN AND CEO. During the First Employment Period, the Executive shall be entitled to the following compensation:

        (a) BASE SALARY. The Executive's initial base salary shall be $550,000 per year. The Executive's base salary may be increased, but not decreased, throughout the First Employment Period and shall be reviewed at least once every 12 months.

        (b) BONUS. For each fiscal year, the Executive shall have an annual bonus opportunity, with a minimum target bonus of no less than 50% of his base salary payable pursuant to Subparagraph (a) during that fiscal year.

        (c) LONG-TERM INCENTIVE COMPENSATION PLAN. The Executive shall participate in the Company's long-term incentive compensation plan.

        (d) INCENTIVE, SAVINGS, RETIREMENT, AND WELFARE BENEFIT PLANS. The Executive shall be eligible to participate in all incentive compensation, savings, retirement, and Welfare Benefit Plans available to other senior executives of the Company on a basis at least as favorable as provided to such other executives.

        (e) VACATION. The Executive shall be entitled to paid vacation on terms at least as favorable as available to other senior executives; provided, however, the Executive shall be entitled to at least four weeks of paid vacation per year.

        (f) FRINGE BENEFITS. The Executive shall be entitled to reimbursement of country club initiation fees and dues and automobile expenses and other fringe benefits on a basis no less favorable than provided to other senior executives of the Company.

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        (g)  OFFICE AND SUPPORT STAFF. The Executive shall be entitled to an office or offices or a size and with furnishings and other appointments comparable to those of other senior executives of the Company.

        (h) REIMBURSEMENT OF EXPENSES. The Executive shall be entitled to reimbursement of reasonable business expenses on terms and conditions at least as favorable as provided to other senior executives of the Company. The Executive shall also be entitled to reimbursement of his reasonable legal fees incurred in negotiating this Agreement.

        (i) SERVICE CREDIT AND POST-EMPLOYMENT BENEFITS. The Executive shall be given full service credit for his years of service at BW/IP, Inc. for purposes of eligibility, vesting, and benefit accrual under the employee benefit plans and programs of the Company in which he participates, provided that any benefit that the Executive accrued under a defined benefit pension plan of BW/IP, Inc. before becoming a participant in the Company defined benefit pension plan shall be offset. To the extent that the terms of a defined benefit do not permit compliance with the preceding sentence, the Company shall provide such benefit through a supplemental retirement benefit. Notwithstanding the foregoing, the Executive shall be entitled to a supplemental retirement benefit at least as generous as the supplemental retirement benefit that would have been provided under his agreement with BW/IP, Inc., a copy of which is attached as Appendix A, had such agreement remained in effect throughout the Employment Term, taking into account, among other things, the double service crediting provided thereunder.

     6. EXECUTIVE'S COMPENSATION AS A CONSULTANT. During the Second Employment Period, the Executive shall be entitled to the following compensation:

        (a) BASE SALARY. The Executive's base salary shall be equal to his base salary at the time of his resignation as Chairman and Chief Executive Officer.

        (b) BONUS. For each fiscal year, the Executive shall have an annual bonus opportunity with a minimum target bonus of no less than 50% of his base salary payable pursuant to Subparagraph (a) during such fiscal year.

        (c) LONG-TERM INCENTIVE COMPENSATION PLAN. The Executive shall not be eligible to participate in any stock-based or long-term incentive compensation plan of the Company; provided, however, the Executive's service during the Second Employment Period shall be taken into account in determining the Executive's vested interest in stock-based awards granted before the Second Employment Period.

        (d) INCENTIVE, SAVINGS, RETIREMENT, AND WELFARE BENEFIT PLANS. Except as provided in Subparagraph (c), the Executive shall be entitled to participate in all incentive compensation, savings, retirement, and Welfare Benefit Plans in which he was a



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     participant at the end of the First Employment Period on a basis at least as favorable as provided to other senior executives.

          (e) TREATMENT OF OUTSTANDING STOCK OPTIONS. The Executive shall be entitled to continue to hold, and be credited with vesting service respect to, all stock options that were outstanding at the end of the First Employment Period.

     7. LOCATION OF SERVICES. During the First Employment Period, in lieu of relocating to the Company's headquarters, the Executive shall continue to have his permanent residence in Phoenix, Arizona, and shall commute to the Company's headquarters. During this period, the Company shall pay the Executive $2,500 per month to compensate him for costs associated with commuting to and from and living in the headquarters city. During the Second Employment Period, the Executive shall not be required to perform services at the Company's headquarters.

     8. TERMINATION OF EMPLOYMENT.

        (a) DEATH. The Executive's employment shall terminate automatically upon his death during the Employment Term.

        (b) DISABILITY. If the Executive becomes Disabled during the Employment Term, the Company may notify the Executive of its intention to terminate his employment pursuant to this Subparagraph (b). In such event, the Executive's employment shall terminate on the 30th day after the Executive receives such notice, unless he returns to substantially full-time performance of his duties within such 30-day period.

        (c) EXECUTIVE'S TERMINATION FOR GOOD REASON. To terminate his employment for Good Reason, the Executive must notify the Board of his intent to terminate employment for Good Reason and describe all circumstances that he believes in good faith to constitute Good Reason. If the Company corrects all situations identified by the Executive within 30 days after receiving his notice, the Executive shall not be entitled to terminate for Good Reason. If the Company agrees to the Executive's termination for Good Reason or fails to correct the conditions identified by the Executive within 30 days after receipt of the Executive's notice, the Executive's employment shall terminate on the 30th day after the Company received his notice or such earlier date agreed to by the Company.

        (d) EXECUTIVE'S TERMINATION WITHOUT GOOD REASON. If the Executive terminates his employment without Good Reason, he shall provide the Company at least 30 days' notice (which 30-day requirement may be waived by the Company) of his intent to terminate, state that the termination is without Good Reason, and identify his termination date. The Executive's termination date shall be the date specified in the notice provided pursuant to the preceding sentence.

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        (e)  COMPANY'S TERMINATION FOR CAUSE. Before the Board terminates the
     Executive's employment for Cause, it shall provide the Executive an opportunity, after reasonable notice, to appear before the Board with counsel. To terminate the Executive for Cause, the Board must adopt a resolution terminating the Executive by affirmative vote of at least 75% of its members, after having given the Executive the opportunity to present his case to the Board. The Board's resolution must state that the Board finds in good faith that (i) the Executive is guilty of conduct constituting Cause, specifying the details of such conduct, and (ii) the Executive failed to cure such conduct within 30 days after receiving written notice from the Company detailing such conduct. The effective date of the Executive's termination for Cause shall be the date on which the Executive receives a copy of the resolution adopted by the Board or such later date specified in the resolution.

        (f) COMPANY'S TERMINATION WITHOUT CAUSE. If the Company terminates the Executive's employment without Cause, it shall notify the Executive of its decision and state that the termination is without Cause. The effective date of the Executive's termination shall be the date on which he receives the Company's notice or such later date as specified in the notice.

     9. COMPANY'S OBLIGATIONS ON TERMINATION OF EMPLOYMENT.

        (a) DEATH. If the Executive's employment is terminated by reason of his death during the Employment Term, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Compensation and the timely payment or provision of Other Benefits. Accrued Compensation shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the Executive's death, and Other Benefits shall be paid pursuant to the applicable plan, program, or policy of the Company.

        (b) DISABILITY. If the Executive's employment is terminated by reason of his Disability during the Employment Term, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Compensation and the timely payment or provision of Other Benefits. Accrued Compensation shall be paid to the Executive in a lump sum in cash within 30 days after his employment terminates, and Other Benefits shall be paid pursuant to the applicable plan, program, or policy of the Company. Notwithstanding the preceding provisions, all stock-based awards that would have become vested by the end of the fiscal year in which the Executive's employment terminates on account of Disability shall become vested upon the termination of his employment, and any stock options or other exercisable awards shall remain exercisable as if the Executive's employment had terminated on the fifth anniversary of the Effective Date.

        (d) COMPANY'S TERMINATION FOR CAUSE. If the Executive's employment is terminated for Cause, or the Executive terminates his employment without Good Reason


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     during the Employment Term, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Compensation, the payment of any compensation previously deferred by the Executive pursuant to a non-qualified deferred compensation plan and not previously paid, and the timely payment of Other Benefits. Accrued Compensation shall be paid to the Executive in a lump sum in cash within 30 days after his employment terminates, and Other Benefits and deferred compensation referred to in the preceding sentence shall be paid pursuant to the applicable plan, program, or policy of the Company.


        (d) COMPANY'S TERMINATION FOR REASON OTHER THAN CAUSE, DEATH OR DISABILITY ON EXECUTIVE'S TERMINATION FOR GOOD REASON. If the Company terminates the Executive's employment for a reason other than Cause or Disability, or if the Employee terminates his employment for Good Reason, the Company shall continue to compensate the Executive hereunder as if he had not terminated employment throughout the Employment Term; provided, however, the First Employment Period shall terminate on the later of the Executive's termination of employment or the third anniversary of the Effective Date. If the Executive is no longer eligible to participate in a benefit plan of the Company because he is no longer an employee, the Company shall provide a benefit equivalent to the benefit to which Executive would have been entitled under such plan if he had remained an employee; provided however, the Executive shall not be reimbursed for the loss of his ability to make elective deferrals under any qualified defined contribution plan of the Company.

        (e) NON-EXCLUSIVITY OF RIGHTS. This Agreement shall not prevent the Executive from continuing or future participation in any plan, program, policy, or practice of the Company according to its terms or, subject to
     Section 17, affect the Executive's rights under any agreement with the Company. Benefits that are vested or that the Executive is otherwise entitled to receive under any plan, policy, practice, or program of, or any agreement with, the Company at or after the termination of his employment shall be payable in accordance with such plan, policy, practice, program, or agreement, except as expressly modified by this Agreement.

     10. ADDITIONAL PAYMENTS BY THE COMPANY. If it is determined that any payment hereunder other than a payment pursuant to this Paragraph or Paragraph 11, is subject to Code Section 4999, or any interest or penalties are incurred by the Executive with respect to such excise tax on account of such payments, then the Executive shall be entitled to receive an additional payment sufficient to compensate him for any such tax, interest, or penalties and any taxes with respect to payments made pursuant to this Paragraph. The Executive shall promptly notify the Company of any notice from the Internal Revenue Service with respect to excise taxes described in this Paragraph.

     11. TERMINATION FOLLOWING CHANGE OF CONTROL. If the Executive's employment terminates during the Employment Term but following a change of control (as defined in a signed


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change of control agreement between the Company and the Executive) during the
Employment Term, the Executive shall receive compensation upon such termination pursuant to the change of control agreement and not pursuant to this Agreement.

     12. CONFIDENTIALITY.

        (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data relating to the Company or any of its affiliated companies, and their respective businesses, that has been acquired by the Executive during his employment and that has not become public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company's Board or as may otherwise be required by law, or legal process or in order to enforce his rights under this Agreement or as necessary to defend himself against a claim asserted directly or indirectly by the Company or its affiliates, communicate or divulge any such information, knowledge, or data that is not otherwise publicly available to anyone other than the Company and those designated by it. An asserted violation of this Paragraph shall not be a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

        (b) In the event of a breach or threatened breach of this Paragraph, the Executive agrees that the Company shall be entitled to seek injunctive relief in a court of appropriate jurisdiction to remedy such breach or threatened breach, and the Executive acknowledges that damages would be inadequate and insufficient.

        (c) The Executive's obligations under this Paragraph shall continue forever.

     13. INDEMNIFICATION. The Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director, officer, or employee of the Company, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Board or, if greater, by the laws of the State of New York, against all cost, expense, liability, and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith. The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering Executive to the extent the Company provides such coverage for its other executive officers.

     14. NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

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            If to the Executive:

            Bernard G. Rethore
            6533 E. Maverick Rd.
            Paradise Valley, AZ 85253

            If to the Company or Board:

            Miami Valley Research Park
            3100 Research Boulevard
            Dayton, OH 45420

            Attention: Vice President, Secretary and General Counsel

or to such other address as either party shall have furnished to the other in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

        15. SEVERABILITY. Each provision of this Agreement shall be considered severable. If a court finds any provision to be invalid or unenforceable, the validity, enforceability, operation, and effect of the remaining provisions shall not be affected, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision had been omitted or limited in accordance with the court's ruling.

        16. ASSIGNABILITY. This Agreement may not be assigned by the Executive, because it is personal in nature. The Company may assign, delegate, or transfer this Agreement and all of its rights and obligations hereunder to any successor in interest, any purchaser of substantially all of the Company's assets, or any entity to which the Company transfers all or substantially all of its assets before or after the term of this Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

        17. GOVERNING LAW AND WAIVER. The laws of the State of New York shall govern the construction, enforceability, and interpretation of this Agreement. The parties intend this Agreement to supplement, but not displace, their respective rights and responsibilities under the laws of the State of New York, as amended from time to time. The failure of either party to insist upon performance of any provision of this Agreement or to pursue his or its rights hereunder shall not be construed as a waiver of any such provision or the relinquishment of any such right.

        17. PRIOR AGREEMENT. On the Effective Date, this Agreement shall supersede the Employment Continuation Agreement and Employment Agreement between the Executive and BW/IP, Inc., dated as of December 14, 1995, and October 19, 1995, respectively, and the terms and

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conditions of this Agreement shall be controlling during the Employment Period.
The Change of Control Agreement between the Executive and the Company, dated as of July __, 1997 (the "Severance Agreement"), shall become effective in the event of any change of control (as defined in the Severance Agreement) subsequent to the consummation of the Merger. Except for the Change of Control Agreement referred to above, this Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements, and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements, and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

        18. NO PARTY DEEMED DRAFTER. Neither the Company nor the Executive shall be deemed to be the drafter of this Agreement, and, if this Agreement or any provision thereof is construed in any court or other proceeding, said court or other adjudicator shall not construe this Agreement or any provision thereof against either party as the drafter thereof.

        19. NO ORAL MODIFICATIONS. This Agreement may not be modified orally. Any change of this Agreement must be made in writing and signed by Executive and an officer of Company.

        20. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.


                                        FLOWSERVE CORPORATION


                                        By:  /s/ Hugh K. Coble
                                             ----------------------------------
                                             HUGH K. COBLE

                                        Title:  CHAIRMAN, EXECUTIVE COMMITTEE
                                              -------------------------------


ATTEST:

/s/ Ronald F. Schuff                    /s/ Bernard G. Rethore
-------------------------               -------------------------------------
Signature                               Bernard G. Rethore


-------------------------
Title


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            AMENDMENT NO.1 TO EMPLOYMENT AGREEMENT (THE "AGREEMENT")
                              DATED JULY 22, 1997
                                 BY AND BETWEEN
                   FLOWSERVE CORPORATION (THE "COMPANY") AND
                        BERNARD G. RETHORE ("EXECUTIVE")

The Company and Executive hereby agree to the following amendment to their Agreement dated July 22, 1997:

Termination Following Change in Control
---------------------------------------

1. Paragraph 2 is hereby amended effective immediately by adding the following sentence which shall become new Section 3(E):

                  (E) "Notwithstanding anything in this Agreement to the contrary, if your employment is terminated by the Company prior to a change in control, where a change in control in fact occurs, and you reasonably demonstrate that such termination was at the request of a third party who effectuates such change in control, or that such termination was directly related to or in anticipation of such change in control, then, for all purposes of this Agreement, you shall be entitled all payments and benefits provided under this Agreement."

2. All the other provisions of the Agreement shall remain in full force and effect and unchanged, subject to the specific addition noted above.

FLOWSERVE CORPORATION                         EXECUTIVE

By: /s/ Kevin E. Sheehan                      By: /s/ Bernard G. Rethore
------------------------                      --------------------------
    Kevin E. Sheehan                              Bernard G. Rethore
    Chairman, Compensation Committee